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                                                                   Exhibit 10.14

[LOGO] CacheFlow(R)

April 23, 2001

Mr. Robert P. Verheecke


Dear Bob:

We are pleased to extend to you an offer to join us as Senior Vice President and Chief Financial Officer, reporting to myself, the President and CEO.

Per our conversations, I have structured a compensation package that consists of eight primary components. They are as follows:

 .    You will receive an annual base salary of $225,000 paid according to standard company payroll policies.

 .    You will be eligible to participate in an executive level bonus plan available generally to other members of the executive management team as may be authorized and approved by the Board of Directors.

 .    You will be granted an option to purchase 500,000 shares of the Company's
     Common Stock, which represents approximately 1.35% of the weighted average basic diluted capitalization of the Company. The exercise price per share will be equal to the fair market value per share on the date the option is granted. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement.

 .    Should you make an 83B election and exercise some or all your unvested stock options, the company will issue you a full recourse loan for a principal amount of up to one million dollars ($1,000,000) at a fair market rate of interest. Any exercised but unvested stock options shall be subject to repurchase rights by the Company. The loan will be evidenced by a promissory note and stock pledge agreement in a form approved by the Board.

 .    Your option grants will include certain board approved acceleration rights in the event of a change of control of the Company under the provisions of the Company's 1999 Incentive Plan and the 2000 Supplemental Plan. These plans read substantially in part as follows. In the event the company is subject to a change of control and you are Involuntarily Terminated within eighteen months following the change of control, your outstanding stock options will vest immediately prior to your Involuntary Termination and become fully exercisable. An Involuntary Termination includes 1) involuntary dismissal or discharge other than for Misconduct, or 2) your voluntary resignation following (a) a change in your
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Mr. Robert P. Verheecke
April 23, 2001

     position with the Company that materially reduces your level of responsibility (b) a reduction in your level of compensation, or (c) a relocation of your place of employment by more than 50 miles without your consent.

 .    You will receive four (4) weeks of vacation annually accrued as a rate of
     6.67 hours per pay period, such vacation will be subject to the Company's accrual and vacation policies.

 .    You are eligible for all standard health and welfare benefits according to the Company's medical, dental and other benefits plan. Information on the benefits is being supplied to you along with this offer letter.

 .    Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is enclosed.

While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company's President & CEO.

This letter and the enclosed Proprietary Information and Inventions Agreement supersede any prior understandings or agreements, whether oral or written, between you and the Company. These documents may not be amended or modified except by an express written agreement signed by you and the Company's President & CEO. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

This offer stands until 6:00 p.m. on April 27, 200l and your signature below acknowledges your acceptance of these terms. We expect that you will start no later than May 1, 200l.
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Mr. Robert P. Verheecke
April 23, 2001

Bob, I am very excited to have you join CacheFlow as a part of our team. I sincerely believe that this presents an opportunity for you to make a significant contribution in helping CacheFlow sustain a market leadership position


Best Regards,

/s/ Brian NeSmith
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Brian NeSmith
President & CEO
CacheFlow Inc.


Accepted:

/s/ Robert P. Verheecke
-----------------------
Robert P. Verheecke


My Start Date Will Be: May 1, 2001
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